UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary information statement	☐	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))
☐	Definitive information statement

NORTH AMERICAN OIL & GAS CORP.
(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

NORTH AMERICAN OIL & GAS CORP.

701 E. Santa Clara Street

Ventura, California 93001

PRELIMINARY INFORMATION STATEMENT

NO VOTE OR OTHER ACTION OF THE COMPANY’S SHAREHOLDERS

IS REQUIRED IN CONNECTION WITH THIS INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU

ARE REQUESTED NOT TO SEND US A PROXY

Dear Shareholders:

This Information Statement is furnished by the Board of Directors (the “Board”) of North American Oil & Gas Corp. (the “Company” or “NAMG”) to inform shareholders of the Company of certain actions adopted by the Board and approved by shareholders holding a majority of the voting power of the Company. This Information Statement will be mailed on approximately June 1, 2015 to shareholders of record of the Company’s Common Stock as of May 14, 2015 (“Record Date”). Specifically, this Information Statement relates to the following matters:

(i)

an increase in the authorized shares of common stock, par value $.001 per share (the “Common Stock”) of the Company from two hundred million (200,000,000) to one billion (1,000,000,000) such shares without affecting the issued and outstanding shares of the Company’s Common Stock; and

(ii)

an amendment to the Company’s Articles of Incorporation to authorize the Company’s Board to approve a reverse split from time to time of the Company’s issued and outstanding shares of Common Stock without requiring an accompanying proportional reverse split of the Company’s authorized shares of Common Stock, and without obtaining the approval of holders of a majority of the issued and outstanding shares of the Company’s Common Stock entitled to vote thereon.

All of these matters will be accomplished through filing an amendment (the “Amendment”) to the Company’s Articles of Incorporation with the Secretary of State of the State of Nevada (the “Nevada Secretary of State”). A copy of the Amendment is attached to this Information Statement as Exhibit A.

2

On March 17, 2015, the Board of Directors (the “Board”) of the Company adopted resolutions by unanimous written consent in lieu of a meeting pursuant to which the Board approved:

(i)

an increase in the authorized shares of common stock, par value $.001 per share (the “Common Stock”) of the Company from two hundred million (200,000,000) to one billion (1,000,000,000) such shares without affecting the issued and outstanding shares of the Company’s Common Stock;

(ii)

an amendment to the Company’s Articles of Incorporation to permit the Company’s Board to approve a reverse split from time to time of the Company’s issued and outstanding shares of Common Stock without requiring an accompanying proportional reverse split of the Company’s authorized shares of Common Stock, and without obtaining the approval of holders of a majority of the issued and outstanding shares of the Company’s Common Stock entitled to vote thereon.

On March 17, 2015 the Company’s Board and the holders of a majority of the Company’s issued and outstanding voting shares of Common Stock, authorized the Amendments to the Company’s Articles of Incorporation. See “VOTING SECURITIES.”

All of the amendments will be accomplished through filing the Amendment to the Company’s Articles of Incorporation with the Nevada Secretary of State. The Amendment will be filed with the Nevada Secretary of State as soon as possible after the expiration of twenty (20) days from (i) the Company’s filing of a definitive information statement on Schedule 14C (the “Information Statement”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with the Securities and Exchange Commission (the “Commission”) and (ii) the commencement of mailing of the definitive Information Statement to the stockholders of the Company at the Record Date.

This Information Statement will be sent on or about June 1, 2015 to the Company’s shareholders of record on the Record Date who have not been solicited for their consent to this corporate action. This Information Statement is being furnished to you to inform you of the actions taken as required by rules and regulations of the Securities and Exchange Commission, and, in addition, to satisfy any requirements of notice under the Nevada Private Corporations Law (the “Nevada PCL”). You are urged to read this Information Statement in its entirety for a description of the actions taken by the Board of Directors and approved by the holders of a majority of the issued and outstanding shares of Common Stock of the Company.

Yours truly,

/s/ Robert Rosenthal
Chairman of the Board

3

This Information Statement is to inform you of the actions taken by the Board of Directors of the Company and approved by holders of a majority of the issued and outstanding shares of Common Stock, on March 17, 2015 and to discuss the purposes and reasons for such actions.

PURPOSES FOR

AMENDMENTS OF ARTICLES OF INCORPORATION

The Board of Directors determined that it would be in the best interests of the Company to increase the authorized shares of Common Stock because all of the remaining shares of Common Stock the Company is authorized to issue are the subject of contractual commitments and lock-up agreements with respect to their future issuance in connection with convertible note or other funding transactions the Company entered into with various funding sources. As a result the Company does not have the statutory authority under Nevada law and its Articles of Incorporation to issue any new shares of its Common Stock for any other purpose such as, for example, new capital raises, acquisitions, compensation to management and consultants, and payments to trade vendors unless and until the Amendment increasing its authorized shares of Common Stock is filed with the Nevada Secretary of State. Until the Amendment is filed the Company has been informed by various potential lenders that they will not enter into any funding transactions for a convertible note financing because the Company cannot deliver the shares that underly the conversion of any form of convertible note or similar instrument.

The Board also determined that the ability of the Board to declare a reverse stock split of the shares of Common Stock issued and outstanding without a proportional reduction in the authorized shares of Common Stock and without requiring shareholder approval gives the Company flexibility in connection with future transactional activity of the Company without the requirement of having to seek stockholder approval at that time with the required disclosure and regulatory filings and the mandatory time periods before which certain actions could not otherwise be taken.

The filing of the Amendment with the Nevada Secretary of State, which will effect the foregoing amendments, will not be done until a date which is at least twenty (20) days after the mailing of the definitive Information Statement. This Information Statement will be sent on or about June 1, 2015 to the Company’s shareholders of record on the Record Date who have not been solicited for their consent to this corporate action.

VOTING SECURITIES

The Amendment to the Articles of Incorporation requires the affirmative vote of a simple majority of the issued and outstanding shares of Common Stock. On March 17, 2015, the date of approval of the Amendment by the Company’s Board of Directors and holders of a majority of the Company’s issued and outstanding shares of Common Stock, the Company had issued and outstanding 96,079,338 shares of its Common Stock. Accordingly, on March 17, 2015, the Company needed the affirmative vote of holders of 48,135,748 shares of its issued and outstanding shares of Common Stock, to achieve a 50.1% majority, and the Company received the votes of holders of a total of 48,556,196 votes of common stock or 50.4% of all the issued and outstanding shares of Common Stock entitled to vote, in favor of the Amendment. Pursuant to Nevada law, there are no dissenter’s or appraisal rights relating to the actions taken.

4

Description of Amendment to Increase Authorized Shares of Common Stock.

In the Amendment the Company will increase its authorized shares of Common Stock from 200,000,000 such shares to 1,000,000,000 such shares. The Amendment will not affect the issued and outstanding shares of Common Stock nor the voting or other rights associated with ownership of our Common Stock. Furthermore, the Amendment will not affect the authorized number of preferred shares the Company is authorized to issue. The sole effect will be to increase the number of shares of Common Stock the Company may issue in the future to the increased number of such shares. Immediately following the Amendment with the Nevada Secretary of State authorizing the increase of the authorized shares of Common Stock, the Company has contractual commitments to issue 93,900,000 new shares of Common Stock to holders of certain of its convertible debt and other funders.

The proposed text of the Amendment relating to this change is only the first sentence of the paragraph set forth below:

Article Third: The Corporation shall have authority to issue one billion (1,000,000,000) shares of common stock, par value $0.001 per share and twenty-five million (25,000,000) shares of “blank check” preferred stock, par value $0.001 per share (the “Preferred Stock”). The board of directors of the Corporation is authorized, subject to any limitation prescribed by law, to provide for the issuance of shahres of Preferred Stock in series and by filing a certificate pursuant to the applicable law of the State of Nevada, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitation or restrictions thereof.”

Description of Amendment to Authorize Board to Authorize Reverse Stock Split without Proportional Decrease in Authorized Shares and without Requiring Shareholder Approval.

Under the Nevada PCL 78.207 et seq., a corporation may not undertake a reverse stock split unless the authorized shares the Company is authorized to issue and that are the same class that is the subject of the reverse stock split are decreased in the same proportion. The Board determined that there are problems with these requirements including the costs and expense involved in seeking stockholder approval whenever the Board believes a reverse stock split would be beneficial to the Company, and the inability to react quickly to potential transactions and structuring techniques where stockholder approval may be required. In order to avoid these expenses and to give the Board more flexibility to react in commercial transactional settings, the Board approved this amendment to the Company’s Articles of Incorporation.

The proposed text of the portion of the Amendment relating to this change is as follows:

Article Fourth: "The board of directors of the Corporation may from time to time, and as many times as they in their sole discretion may determine, decrease the number of issued and outstanding shares of a class or series of the Corporation's stock held by each stockholder of record at the effective date and time of the change without correspondingly decreasing the number of authorized shares of the same class or series, and without requiring the prior or subsequent vote or approval of the Corporation's stockholders as may be otherwise required in accordance with section 78.2055 of the Nevada Revised Statutes or any successor statute thereto."

5

INTEREST OF CERTAIN PERSONS IN MATTER BEING ACTED UPON

No director, executive officer, associate of any director or executive officer, or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, resulting from the Amendment to the Articles of Incorporation described herein which is not shared by all other shareholders pro rata and in accordance with their respective interests. All of the directors and officers voted for the adoption of the Amendment in their capacity as stockholders of the Company.

  As of May 18, 2015, the Company had (i) 200,000,000 shares of Common Stock authorized for issuance, of which 111,176,138 shares are issued and outstanding, and (ii) Messrs. Robert Rosenthal, Cosimo Damiano and Donald E. Boyd, respectively the President and CEO and Chairman of the Board of Directors of the Company, the Chief Financial Officer of the Company and the third member of the Company Board of Directors, owned the following shares of common stock of the Company that represent the percent of voting shares of the Company common stock indicated:

Table 1

Name	Number of Shares of Common Stock[1]	Voting Percentage

Robert Rosenthal	15,758,924	14.7%[2]
Cosimo Damiano	3,491,667	3.2%
Donald E. Boyd	10,285,605	9.6%

All of the directors and officers voted for the adoption of the Amendment in their capacity as stockholders of the Company. None of the percentages in the foregoing table will be altered by the Amendment.

________________

1 All shares of Common Stock owned by each of the Company’s officers and directors are owned of record and beneficially, except for Mr. Rosenthal who owns a portion of his shares indirectly. See footnote 2 below.

2 Mr. Rosenthal is the owner, as a limited partner of 49.5% of all of the equity of ASPS Energy Investments, Ltd. (“ASPS Energy”), and owns a 1% general partner interest in the equity of ASPS Energy, which owns of record and beneficially 12,967,257 shares of Common Stock representing 12.1% of the Company’s issued and outstanding shares of Common Stock. Under the partnership agreement for ASPS Energy Mr. Rosenthal controls the voting power of ASPS Energy.  Therefore, when added to his direct ownership of shares of the Company’s common stock, Mr. Rosenthal owns, directly or indirectly, a total of 15,758,924 shares of the Company’s Common Stock which  represents 14.7%  of all of the Company’s issued and outstanding shares of Common Stock.

6

STOCK OWNERSHIP/PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of shares of the Company’s Common Stock as of the Record Date by: (i) all shareholders known to the Company to be beneficial owners of more than 5% of the outstanding Common Stock; (ii) each director and executive officer; and (iii) all officers and directors as a group. Except as may be otherwise indicated in the footnotes to the table, each person has sole voting power and sole dispositive power as to all the shares shown as beneficially owned by them.

	Number of Shares as of 5/18/15	Percentage as of 5/18/15

Robert Rosenthal 701 E. Santa Clara Street, Ventura, CA 93001	15,758,924	14.7%[3]
Cosimo Damiano 701 E. Santa Clara Street, Ventura, CA 93001	3,491,667	3.3%
Donald E. Boyd 701 E. Santa Clara Street, Ventura, CA 93001	10,285,605	9.6%
All directors and officers as a group	29,536,734	27.6%[4]
ASPS Energy Investments Ltd.701 E. Santa Clara Street, Ventura, CA 93001	12,967,257	12.1%
Robert S. Hoar 33557 Alta Vista Drive Evergreen, CO 80439	19,020,000	17.8%

Total	48,556,196	45.3%

AMENDMENT TO THE CERTIFICATE OF INCORPORATION

The following are the changes to the Certificate of Incorporation which were recommended by the Company’s Board of Directors and approved by the stockholders having a majority in interest of the voting power, including the vote of all of the Company’s directors and officers in their capacity as Company stockholders:

(i) The Company shall increase the authorized shares of Common Stock, par value $.001 per share, from 200,000,000 to 1,000,000,000 such shares; and (ii) the Board shall be permitted to authorize a reverse stock split without a proportional reduction in the Company’s authorized shares and without seeking stockholder approval either before or after the reverse stock split.

NOTE: The Amendment to the Certificate of Incorporation as intended to be filed with the Nevada Secretary of State is attached hereto as an exhibit and made a part hereof. Reference is hereby made to such exhibit for the specific wording of each of the foregoing provisions.

_________________

3 Mr. Rosenthal is the owner, as a limited partner of 49.5% of all of the equity of ASPS Energy Investments, Ltd. (“ASPS Energy”), and owns a 1% general partner interest in the equity of ASPS Energy, which owns of record and beneficially 12,967,257 shares of Common Stock representing 12.1% of the Company’s issued and outstanding shares of Common Stock. Under the partnership agreement for ASPS Energy Mr. Rosenthal controls the voting power of ASPS Energy.  Therefore, when added to his direct ownership of shares of the Company’s common stock, Mr. Rosenthal owns, directly or indirectly, a total of 15,758,924 shares of the Company’s Common Stock which  represents 14.7%  of all of the Company’s issued and outstanding shares of Common Stock.

4 See Footnote 3.

7

ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). You may read and copy any reports, statements or other information that we file at the SEC's public reference rooms, including its public reference room located at Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549. You may also obtain these materials upon written request addressed to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on its public reference rooms. Our public filings are also available at the Internet web site maintained by the SEC for issuers that file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval System (EDGAR) at www.sec.gov.

MISCELLANEOUS

We request brokers, custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of our Common Stock and we will reimburse such persons for their reasonable expenses in connection therewith. Additional copies of this Information Statement may be obtained at no charge by writing to us at our office address, 701 E. Santa Clara Street, Ventura, California 93001.

BY ORDER OF THE BOARD OF DIRECTORS

May 22, 2015	By:	/s/ Robert Rosenthal
Chairman of the Board

8

EXHIBIT A

STATE OF NEVADA

Certificate of Amendment to Articles of Incorporation for Nevada Profit Corporation

North American Oil & Gas Corp.

(Pursuant to NRS. 78.385 and 78.390- After Issuance of Stock)

1.	Name of corporation: North American Oil & Gas Corp.

2.	The articles have been amended as follows:

Article Third is amended by changing it to read as follows:

The Corporation shall have authority to issue one billion (1,000,000,000) shares of common stock, par value $0.001 per share and twenty-five million (25,000,000) shares of “blank check” preferred stock, par value $0.001 per share (the “Preferred Stock”). The board of directors of the Corporation is authorized, subject to any limitation prescribed by law, to provide for the issuance of shares of Preferred Stock in series and by filing a certificate pursuant to the applicable law of the State of Nevada, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitation or restrictions thereof.”

A new Article Fourth is added and shall read as follows:

"The board of directors of the Corporation may from time to time, and as many times as they in their sole discretion may determine, decrease the number of issued and outstanding shares of a class or series of the Corporation's stock held by each stockholder of record at the effective date and time of the change without correspondingly decreasing the number of authorized shares of the same class or series, and without requiring the prior or subsequent vote or approval of the Corporation's stockholders as may be otherwise required in accordance with section 78.2055 of the Nevada Revised Statutes or any successor statute thereto."

3.

The votes by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the article of incorporation have voted in favor of the amendment is

4.	Effective date and time of filing: (optional)

5.	Signature.

By:
Signature of Officer

9